UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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Microsoft Corporation

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Supplement to the Proxy Statement for the 2026 Annual Shareholders Meeting of Microsoft Corporation to be held on December 8, 2026

This proxy statement supplement (“Supplement”), dated November 9, 2026, provides updated information with respect to the 2026 Annual Shareholders Meeting (“Annual Meeting”) of Microsoft Corporation (“Company”) to be held on December 8, 2026, beginning at 8:30 a.m. Pacific Time.

This Supplement is being filed with the U.S. Securities and Exchange Commission (“SEC”) and is being made available to the shareholders of the Company on or about November 9, 2026. Except as described in this Supplement, the information provided in the definitive proxy statement filed by the Company with the SEC on October 21, 2026 (“Proxy Statement”) continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, shareholders should rely on the information contained in this Supplement. You should read the entire Proxy Statement, this Supplement (which contains information that supplements and updates the Proxy Statement), and any additional proxy materials carefully before voting your shares.

Withdrawal of director nominee

As described in our Current Report on Form 8-K filed with the SEC on November 5, 2026, Emma N. Walmsley, a nominee for re-election as director, informed the Company’s Board of Directors of her decision to not stand for re-election at the Annual Meeting. As a result, Ms. Walmsley is no longer a director nominee for election at the Annual Meeting. Ms. Walmsley’s decision not to stand for re-election was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. In connection with Ms. Walmsley’s decision not to stand for re-election, the Board of Directors will be reduced to 11 members, effective as of the date of the Annual Meeting.

Taking into account Ms. Walmsley’s decision not to stand for re-election, the following reflects demographic information about our 11 director nominees for election at the Annual Meeting:

•	10 of 11 director nominees are independent;

•	the average tenure of director nominees is 6.8 years;

•	the average age of director nominees is 59; and

•	four of the director nominees are women.

Voting matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Any proxies or voting instructions for or against Ms. Walmsley’s election will not be counted. Previously submitted proxies and voting instructions will remain valid with respect to all other director nominees and matters to be considered at the Annual Meeting.

If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Ms. Walmsley’s name as a director nominee.

At the Annual Meeting, shareholders will vote on the election of the 11 remaining director nominees. No vacancy will result from Ms. Walmsley’s departure.

None of the other items to be acted upon at the Annual Meeting, which are described in the Proxy Statement, are affected by this Supplement. The shares represented by proxy cards or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions. Information about how to vote your shares is available in the Proxy Statement.

By Order of the Board of Directors

Brian DeFoe

Secretary

November 9, 2026

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on December 8, 2026: Our Proxy Statement and 2026 Annual Report are available at www.proxyvote.com. This Supplement is being made available online at the same location on or about November 9, 2026.